Exhibit 99.1

Contact:	Thomas S. Elley
205-582-1200

FIRST US BANCSHARES, INC.

ANNOUNCES SECOND QUARTER 2020 RESULTS

BIRMINGHAM, AL (July 29, 2020) – First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $0.4 million, or $0.06 per diluted share, for the quarter ended June 30, 2020 (“2Q2020”), compared to $0.8 million, or $0.13 per diluted share, for the quarter ended March 31, 2020 (“1Q2020”) and $1.0 million, or $0.15 per diluted share, for the quarter ended June 30, 2019 (“2Q2019”). For the six months ended June 30, 2020, the Company’s net income totaled $1.3 million, or $0.19 per diluted share, compared to $2.2 million, or $0.33 per diluted share, for the six months ended June 30, 2019. Earnings for both the second quarter and six months ended June 30, 2020 were significantly impacted by the economic ramifications of the COVID-19 pandemic, including compression of net interest margin, increased provisions for loan losses, substantial growth in deposit balances and changes in borrowing activities.

“We remain focused on delivering for our customers, employees, communities and shareholders during this unprecedented time,” stated James F. House, President and CEO of the Company. “Our strong digital capabilities have enabled us to effectively support our customers and employees in a safe and effective manner throughout the pandemic. In addition, we continue to believe that the strength and stability of the Company’s balance sheet will serve us well during the uncertain times that lie ahead,” continued Mr. House.

Second Quarter 2020 Highlights

Net Interest Income – 2Q2020 net interest income decreased by $0.3 million and $0.6 million, respectively, compared to 1Q2020 and 2Q2019. The decrease compared to both prior quarters resulted primarily from margin compression, as interest-earning assets repriced more quickly than interest-bearing liabilities following the 150-basis point reduction in the federal funds rate in March. Net interest margin in 2Q2020 decreased 32 basis points compared to 1Q2020, and 56 basis points compared to 2Q2019.

The COVID-19 pandemic has reduced economic activity and increased liquidity amongst deposit customers, consequently increasing the Company’s cash balances significantly during the quarter. In the current environment, the excess cash balances earn low yields, which has put significant downward pressure on net interest margin. In addition, higher-yielding direct consumer loans at the Company’s wholly owned subsidiary, Acceptance Loan Company (“ALC”), decreased in 2Q2020 due to reduced economic activity and greater availability of cash amongst consumer borrowers. The decrease in direct consumer volume is contrary to historical seasonal trends at ALC.

During 2Q2020, management continued efforts to reprice deposit products in a manner consistent with the declining interest rate environment.  The weighted average annualized rate paid for interest-bearing liabilities decreased to 0.80% for 2Q2020, compared to 1.04% for 1Q2020 and 1.17% for 2Q2019. Annualized total funding costs (including both interest-bearing and non-interest-bearing deposits and borrowings) decreased to 0.64% for 2Q2020, compared to 0.87% for 1Q2020 and 0.98% for 2Q2019. If the current interest rate environment continues, management expects to further reduce interest costs as interest-bearing liabilities continue to reprice.

Balance Sheet Growth – Total assets as of June 30, 2020 increased by $57.2 million, or 7.3%, compared to March 31, 2020. Liabilities experienced significant growth in 2Q2020 as a result of inflows of deposits during the quarter. Deposit growth reflected the impact of the COVID-19 pandemic on both business and consumer deposit holders, including preferences for liquidity, loan payment deferrals, tax payment deferrals, stimulus checks and lower consumer spending. Total deposits as of June 30, 2020 were $55.7 million, or 8.2%, higher than deposit balances as of March 31, 2020. Of the total increase in deposits, $37.5 million represented non-interest-bearing deposits, while $18.2 million were interest-bearing.

Lending Activity – Total loans increased by $26.4 million during 2Q2020. Growth in indirect sales lending totaled $20.0 million for the quarter. The Company’s indirect sales portfolio is comprised of loans secured by collateral that generally includes recreational vehicles, campers, boats and horse trailers. Effective January 1, 2020, the portfolio was transferred from ALC to the Bank, and, during the pandemic, demand for this financing grew substantially as consumers sought alternatives to more traditional travel and leisure activities. In addition to indirect lending, the Bank’s commercial lending activities resulted in growth of $13.8 million from the Paycheck Protection Program (“PPP”) administered by the Small Business Administration (“SBA”), as well as $1.5 million in growth in real estate loans. Loan growth during the quarter was partially offset by decreases in the Bank’s commercial and industrial portfolio totaling $6.8 million, as well as a reduction in consumer lending, primarily through ALC’s branch system, that totaled $1.6 million.

First US Bancshares, Inc. Announces Second Quarter 2020 Results

July 29, 2020

Loan Loss Provisions – The ratio of net charge-offs to average loans was 0.27% annualized for 2Q2020, compared to 0.28% annualized for 1Q2020 and 0.43% annualized for 2Q2019. Although net charge-off experience improved, due to uncertainty related to the ultimate economic impact of the pandemic, the Company continued to increase qualitative factors in the calculation of the allowance for loan and lease losses, resulting in increased loan loss provisioning during 2Q2020. The provision for loan and lease losses totaled $0.9 million during 2Q2020, compared to $0.6 million during 1Q2020 and $0.7 million during 2Q2019. The allowance as a percentage of total loans increased to 1.15% (excluding PPP loans, which are guaranteed by the SBA) as of June 30, 2020, compared to 1.09% as of March 31, 2020 and 0.98% as of June 30, 2019.

In accordance with relevant accounting guidance for smaller reporting companies, the Company has not yet adopted the Current Expected Credit Loss (CECL) accounting model for the calculation of credit losses. Management believes that the allowance for loan and lease losses as of June 30, 2020, which was calculated under an incurred loss model, was sufficient to absorb losses in the Company’s loan portfolio based on circumstances existing as of the balance sheet date. However, the economic environment as a result of the COVID-19 pandemic remains uncertain, and accordingly, management will continue to closely monitor the impact of changing economic circumstances on the Company’s loan portfolio.

Asset Quality – Non-performing assets, including loans in non-accrual status and other real estate owned (OREO), were $4.4 million as of June 30, 2020, compared to $4.8 million as of December 31, 2019. As a percentage of total assets, non-performing assets totaled 0.52% as of June 30, 2020, compared to 0.61% as of December 31, 2019.

Non-interest Income – Non-interest income remained consistent, totaling $1.3 million in 2Q2020, 1Q2020 and 2Q2019. However, as a result of reduced economic activity, the Company did experience reductions in certain components of non-interest income, including service charges and credit insurance income, during 2Q2020 as compared to 1Q2020. These reductions, which totaled approximately $0.3 million, were offset by gains on the sale of investment securities during the quarter. Non-interest income totaled $2.6 million for both of the six-month periods ended June 30, 2020 and 2019.

Non-interest Expense – Non-interest expense totaled $8.6 million during 2Q2020, compared to $8.5 million during both 1Q2020 and 2Q2019. For the six-month period ended June 30, 2020, non-interest expense totaled $17.1 million, compared to $17.0 million for the six months ended June 30, 2019.

Provision for Income Taxes – The Company’s effective tax rate was 22.6% for 2Q2020, compared to 23.6% for 1Q2020 and 23.0% for 2Q2019. For the six months ended June 30, 2020, the Company’s effective tax rate was 23.3%, compared to 22.5% for the six months ended June 30, 2019.

Cash Dividend – The Company declared a cash dividend of $0.03 per share on its common stock in both 2Q2020 and 1Q2020, resulting in a dividend of $0.06 per share for the six months ended June 30, 2020, compared to $0.04 per share for the six months ended June 30, 2019.

Regulatory Capital – During 2Q2020, the Bank continued to maintain capital ratios at higher levels than the ratios required to be considered a “well-capitalized” institution under applicable banking regulations. As of June 30, 2020, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 12.84%. Its total capital ratio was 13.94%, and its Tier 1 leverage ratio was 9.36%.

Liquidity – As of June 30, 2020, the Company continued to maintain excess funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines, Federal Home Loan Bank advances and brokered deposits.

COVID-19 Borrower Support Actions – Following the declaration of COVID-19 as a global pandemic in March 2020, the Company participated in a number of actions to support borrowers, including the origination of PPP loans to deliver funding to small business owners, as well as processing loan payment deferments for consumer and business borrowers.

First US Bancshares, Inc. Announces Second Quarter 2020 Results

July 29, 2020

About First US Bancshares, Inc.

First US Bancshares, Inc. is a bank holding company that operates banking offices in Alabama, Tennessee and Virginia through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to the sufficiency of the allowance for loan and lease losses, loan demand, cash flows, interest costs, growth and earnings potential, expansion and the Company’s positioning to handle the challenges presented by COVID-19, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Bank’s and ALC’s service areas; market conditions and investment returns; changes in interest rates; the impact of the current COVID-19 pandemic on the Company’s business, the Company’s customers, the communities that the Company serves and the United States economy, including the impact of actions taken by governmental authorities to try to contain the virus or address the impact of the virus on the United States economy (including, without limitation, the Coronavirus Aid, Relief and Economic Security Act and subsequent federal legislation) and the resulting effect on the Company’s operations, liquidity and capital position and on the financial condition of the Company’s borrowers and other customers; the pending discontinuation of LIBOR as an interest rate benchmark; the availability of quality loans in the Bank’s and ALC’s service areas; the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets; collateral values; and cybersecurity threats. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

First US Bancshares, Inc. Announces Second Quarter 2020 Results

July 29, 2020

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – LINKED QUARTERS

(Dollars in Thousands, Except Per Share Data)

(Unaudited)

	Quarter Ended					Six Months Ended
	2020		2019			2020	2019
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
Results of Operations:
Interest income	$9,780	$10,397	$10,825	$11,027	$10,923	$20,177	$21,736
Interest expense	1,157	1,511	1,636	1,680	1,690	2,668	3,330
Net interest income	8,623	8,886	9,189	9,347	9,233	17,509	18,406
Provision for loan and lease losses	850	580	716	883	715	1,430	1,115
Net interest income after provision for loan and lease losses	7,773	8,306	8,473	8,464	8,518	16,079	17,291
Non-interest income	1,330	1,297	1,396	1,414	1,291	2,627	2,556
Non-interest expense	8,581	8,494	8,279	8,546	8,504	17,075	16,957
Income before income taxes	522	1,109	1,590	1,332	1,305	1,631	2,890
Provision for income taxes	118	262	381	214	300	380	651
Net income	$404	$847	$1,209	$1,118	$1,005	$1,251	$2,239
Per Share Data:
Basic net income per share	$0.07	$0.13	$0.19	$0.17	$0.16	$0.20	$0.35
Diluted net income per share	$0.06	$0.13	$0.18	$0.16	$0.15	$0.19	$0.33
Dividends declared	$0.03	$0.03	$0.03	$0.02	$0.02	$0.06	$0.04
Key Measures (Period End):
Total assets	$845,747	$788,565	$788,738	$771,930	$777,171
Tangible assets (1)	837,142	779,850	779,913	762,996	768,115
Loans, net of allowance for loan losses	566,062	539,685	545,243	544,519	511,515
Allowance for loan and lease losses	6,423	5,954	5,762	5,585	5,087
Investment securities, net	103,964	110,079	108,356	114,309	136,649
Total deposits	738,290	682,595	683,662	677,640	682,806
Short-term borrowings	10,334	10,152	10,025	221	73
Total shareholders’ equity	85,281	84,332	84,748	83,790	83,748
Tangible common equity (1)	76,676	75,617	75,923	74,856	74,692
Book value per common share	13.81	13.73	13.76	13.47	13.28
Tangible book value per common share (1)	12.41	12.31	12.33	12.03	11.84
Key Ratios:
Return on average assets (annualized)	0.20%	0.43%	0.61%	0.57%	0.51%	0.31%	0.57%
Return on average common equity (annualized)	1.91%	4.02%	5.68%	5.28%	4.89%	2.96%	5.54%
Return on average tangible common equity (annualized) (1)	2.13%	4.49%	6.35%	5.92%	5.50%	3.30%	6.25%
Net interest margin	4.65%	4.97%	5.12%	5.23%	5.21%	4.81%	5.19%
Efficiency ratio (2)	86.2%	83.4%	78.2%	79.4%	80.8%	84.8%	80.9%
Net loans to deposits	76.7%	79.1%	79.8%	80.4%	74.9%
Net loans to assets	66.9%	68.4%	69.1%	70.5%	65.8%
Tangible common equity to tangible assets (1)	9.16%	9.70%	9.73%	9.81%	9.72%
Tier 1 leverage ratio (3)	9.36%	9.46%	9.61%	9.55%	9.43%
Allowance for loan losses as % of loans (4)	1.12%	1.09%	1.05%	1.02%	0.98%
Nonperforming assets as % of total assets	0.52%	0.60%	0.61%	0.35%	0.35%

(1) Refer to Non-GAAP reconciliation of tangible balances and measures beginning on page 12
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio
(4) The allowance for loan losses as a % of loans excluding PPP loans, which are guaranteed by the SBA, was 1.15% as of June 30, 2020

First US Bancshares, Inc. Announces Second Quarter 2020 Results

July 29, 2020

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

THREE MONTHS ENDED JUNE 30, 2020 AND 2019

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2020			June 30, 2019
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total Loans	$557,511	$9,237	6.66%	$513,284	$9,833	7.68%
Taxable investment securities	104,449	493	1.90%	140,716	735	2.10%
Tax-exempt investment securities	1,737	12	2.78%	2,197	15	2.74%
Federal Home Loan Bank stock	1,135	15	5.32%	713	12	6.75%
Federal funds sold	6,233	4	0.26%	15,080	98	2.61%
Interest-bearing deposits in banks	74,596	19	0.10%	39,492	230	2.34%
Total interest-earning assets	745,661	9,780	5.28%	711,482	10,923	6.16%
Non-interest-earning assets:
Other assets	72,990			73,189
Total	$818,651			$784,671

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Demand deposits	$183,536	$138	0.30%	$169,745	$215	0.51%
Savings deposits	155,953	146	0.38%	165,318	460	1.12%
Time deposits	234,041	847	1.46%	244,984	1,015	1.66%
Total interest-bearing deposits	573,530	1,131	0.79%	580,047	1,690	1.17%
Borrowings	10,230	26	1.02%	98	—	—
Total interest-bearing liabilities (1)	583,760	1,157	0.80%	580,145	1,690	1.17%
Non-interest-bearing liabilities:
Demand deposits	140,621			111,929
Other liabilities	9,317			10,262
Shareholders’ equity	84,953			82,335
Total	$818,651			$784,671

Net interest income		$8,623			$9,233
Net interest margin			4.65%			5.21%

(1)   The annualized rate on total average funding costs, including total average interest-bearing liabilities and average non-interest-bearing demand deposits, was 0.64% and 0.98% for the three-month periods ended June 30, 2020 and 2019, respectively.

First US Bancshares, Inc. Announces Second Quarter 2020 Results

July 29, 2020

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

SIX MONTHS ENDED JUNE 30, 2020 AND 2019

(Dollars in Thousands)

(Unaudited)

	Six Months Ended			Six Months Ended
	June 30, 2020			June 30, 2019
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total Loans	$552,810	$18,876	6.87%	$512,669	$19,506	7.67%
Taxable investment securities	104,286	1,024	1.97%	144,503	1,529	2.13%
Tax-exempt investment securities	1,464	23	3.16%	2,199	30	2.75%
Federal Home Loan Bank stock	1,136	30	5.31%	708	23	6.55%
Federal funds sold	9,448	45	0.96%	11,129	142	2.57%
Interest-bearing deposits in banks	63,311	179	0.57%	43,989	506	2.32%
Total interest-earning assets	732,455	20,177	5.54%	715,197	21,736	6.13%
Non-interest-earning assets:
Other assets	73,199			71,539
Total	$805,654			$786,736

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Demand deposits	$176,480	$313	0.36%	$169,507	$421	0.50%
Savings deposits	160,686	458	0.57%	167,111	921	1.11%
Time deposits	236,137	1,835	1.56%	249,771	1,988	1.61%
Total interest-bearing deposits	573,303	2,606	0.91%	586,389	3,330	1.15%
Borrowings	10,176	62	1.23%	223	—	—
Total interest-bearing liabilities (1)	583,479	2,668	0.92%	586,612	3,330	1.14%
Non-interest-bearing liabilities:
Demand deposits	127,431			109,501
Other liabilities	9,906			9,151
Shareholders’ equity	84,838			81,472
Total	$805,654			$786,736

Net interest income		$17,509			$18,406
Net interest margin			4.81%			5.19%

(1)   The annualized rate on total average funding costs, including total average interest-bearing liabilities and average non-interest-bearing demand deposits, was 0.75% and 0.96% for the six-month periods ended June 30, 2020 and 2019, respectively.

First US Bancshares, Inc. Announces Second Quarter 2020 Results

July 29, 2020

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	June 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Cash and due from banks	$12,751	$11,939
Interest-bearing deposits in banks	95,517	45,091
Total cash and cash equivalents	108,268	57,030
Federal funds sold	80	10,080
Investment securities available-for-sale, at fair value	94,658	94,016
Investment securities held-to-maturity, at amortized cost	9,306	14,340
Federal Home Loan Bank stock, at cost	1,135	1,137
Loans and leases, net of allowance for loan and lease losses of $6,423 and $5,762, respectively	566,062	545,243
Premises and equipment, net of accumulated depreciation of $23,195 and $22,570, respectively	28,724	29,216
Cash surrender value of bank-owned life insurance	15,696	15,546
Accrued interest receivable	3,140	2,488
Goodwill and core deposit intangible, net	8,605	8,825
Other real estate owned	1,003	1,078
Other assets	9,070	9,739
Total assets	$845,747	$788,738

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$153,664	$112,729
Interest-bearing	584,626	570,933
Total deposits	738,290	683,662
Accrued interest expense	438	537
Other liabilities	11,404	9,766
Short-term borrowings	10,334	10,025
Total liabilities	760,466	703,990

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,596,551 and 7,568,053 shares issued, respectively; 6,176,433 and 6,157,692 shares outstanding, respectively	75	75
Additional paid-in capital	13,573	13,814
Accumulated other comprehensive loss, net of tax	(145)	(46)
Retained earnings	93,636	92,755
Less treasury stock: 1,420,118 and 1,410,361 shares at cost, respectively	(21,858)	(21,850)
Total shareholders’ equity	85,281	84,748

Total liabilities and shareholders’ equity	$845,747	$788,738

First US Bancshares, Inc. Announces Second Quarter 2020 Results

July 29, 2020

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Interest income:
Interest and fees on loans	$9,237	$9,833	$18,876	$19,506
Interest on investment securities	543	1,090	1,301	2,230
Total interest income	9,780	10,923	20,177	21,736

Interest expense:
Interest on deposits	1,131	1,690	2,606	3,330
Interest on borrowings	26	—	62	—
Total interest expense	1,157	1,690	2,668	3,330

Net interest income	8,623	9,233	17,509	18,406

Provision for loan and lease losses	850	715	1,430	1,115

Net interest income after provision for loan and lease losses	7,773	8,518	16,079	17,291

Non-interest income:
Service and other charges on deposit accounts	263	443	697	903
Credit insurance income	45	108	198	251
Net gain on sales and prepayments of investment securities	326	9	326	22
Mortgage fees from secondary market	176	186	303	289
Lease income	212	212	424	421
Other income, net	308	333	679	670
Total non-interest income	1,330	1,291	2,627	2,556

Non-interest expense:
Salaries and employee benefits	5,193	5,195	10,329	10,183
Net occupancy and equipment	995	1,046	1,996	2,135
Computer services	424	333	841	684
Fees for professional services	401	321	679	563
Other expense	1,568	1,609	3,230	3,392
Total non-interest expense	8,581	8,504	17,075	16,957

Income before income taxes	522	1,305	1,631	2,890
Provision for income taxes	118	300	380	651
Net income	$404	$1,005	$1,251	$2,239
Basic net income per share	$0.07	$0.16	$0.20	$0.35
Diluted net income per share	$0.06	$0.15	$0.19	$0.33
Dividends per share	$0.03	$0.02	$0.06	$0.04

First US Bancshares, Inc. Announces Second Quarter 2020 Results

July 29, 2020

COVID-19 Risk Identification

A significant amount of uncertainty continues to exist as to what the ultimate economic impact of the COVID-19 pandemic will be on the Company’s borrowers. In response to this uncertainty, during the first six months of 2020, the Company has increased qualitative factors in the calculation of the allowance for loan and lease losses. Although we believe that the allowance was sufficient to absorb losses in the portfolio based on circumstances existing as of June 30, 2020, management is continuing to closely monitor the Company’s loan portfolio for indications of credit deterioration, particularly with respect to those loans that have had payments deferred in connection with the pandemic, as well as those loans that management currently considers to potentially be more vulnerable (“at-risk”) as a result of the pandemic. The aggregate balances and categories of these loans are identified in the tables below. It should be noted that the tables below are not necessarily indicative of loans that have experienced credit deterioration; rather, they represent loans that are currently being given heightened attention by management as a result of the pandemic.

Loan Deferments

In accordance with section 4013 of the Coronavirus Aid, Relief and Economic Security Act, the Company implemented initiatives to provide short-term payment relief to borrowers who have been negatively impacted by COVID-19. Over 1,700 of the Company’s borrowers requested and were granted COVID-19 pandemic-related deferments by the Company during the six months ended June 30, 2020. Although the interpretive guidance defines short-term as six months, the deferments granted by the Company were generally for terms of 90 days or less. The table below summarizes all remaining COVID-19 loan payment deferments made by the Company as of June 30, 2020.

	As of June 30, 2020
	Number of Loans Deferred	Principal Balance of Loans Deferred	% of Portfolio Balance	Principal and Interest Deferments	Principal Only Deferments
	(Dollars in Thousands)
Loans secured by real estate:
Construction, land development and other land loans	7	$4,544	14.5%	$4,544	$—
Secured by 1-4 family residential properties	50	9,474	10.2%	8,078	1,396
Secured by multi-family residential properties	12	29,726	60.9%	15,523	14,203
Secured by non-farm, non-residential properties	49	42,797	26.6%	37,073	5,724
Commercial and industrial loans	9	1,460	1.7%	831	629
Consumer loans:
Direct consumer	442	2,188	6.6%	2,188	—
Branch retail	172	1,856	5.6%	1,856	—
Indirect sales	123	3,199	3.6%	3,199	—
Total loans	864	$95,244	16.5%	$73,292	$21,952

At-Risk Categories

While most industries have and will continue to experience adverse impacts as a result of the COVID-19 pandemic, the Company has identified certain loan categories considered to be “at-risk” of significant impact. The “at-risk” categories have been further subdivided into those deemed by management to be of “high-risk” and those deemed to be of “moderate-risk.” The categories were determined based on management’s current judgment as to the risk that the borrower and underlying collateral supporting the loans could ultimately be negatively impacted by the economic impact of the COVID-19 pandemic. The table below summarizes the “at-risk” categories and the relative percentage of the Company’s loan portfolio for each as of June 30, 2020.

First US Bancshares, Inc. Announces Second Quarter 2020 Results

July 29, 2020

	June 30, 2020
At-Risk Loan Category Due to COVID-19	Balance of Risk Category	% of Total Loan Balance
	(Dollars in Thousands)
High-risk loan categories:
Hotels/motels	$10,410	1.8%
Dine-in restaurants	4,459	0.8%
Total high-risk loans	14,869	2.6%
Moderate-risk loan categories:
Fast food restaurants	5,326	0.9%
Retail	34,587	6.0%
1-4 family investment	21,874	3.8%
Total moderate-risk loans	61,787	10.7%
Total at-risk loans	$76,656	13.3%

First US Bancshares, Inc. Announces Second Quarter 2020 Results

July 29, 2020

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered a substitute for the GAAP-based results. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of operating income, tangible assets and equity, and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of each relevant non-GAAP measure to GAAP-based measures included in the financial statements previously presented in the press release.

Operating Income

In addition to GAAP-based measures of net income, management periodically reviews certain non-GAAP measures of pre-tax income that factor out the impact of discrete income or expense items that, although not unusual, infrequent or nonrecurring, tend to fluctuate significantly from quarter to quarter or are based on events that are not necessarily indicative of the Company’s core operating earnings as a financial institution. An example includes the provision for loan and lease losses, which, although a core part of the Company’s operating activities, may fluctuate significantly based on the level of loan growth in a quarter, changes in economic factors or other events during the quarter. Examples of items that are not necessarily considered by management to be core to the Company’s operating earnings include accretion and amortization of discounts, premiums and intangible assets associated with purchase accounting. In its own analysis, management has defined operating income as a non-GAAP financial measure that adjusts net income for the following items:

•	Provision for (benefit from) income taxes
•	Accretion of discount on purchased loans
•	Accretion of premium on purchased time deposits
•	Gains (losses) on sales and prepayments of investment securities
•	Gains (losses) on settlements of derivative contracts
•	Gains (losses) on sales of foreclosed real estate
•	Provision for loan and lease losses
•	Amortization of core deposit intangible asset
•	Acquisition expenses

A reconciliation of the Company’s net income to its operating income for each of the most recent five quarters as of June 30, 2020 is set forth below. A limitation of the non-GAAP calculation of operating income presented below is that the adjustments to the comparable GAAP measure (net income) include gains, losses or expenses that the Company does not expect to continue to recognize at a consistent level in the future; however, the adjustments of these items should not be construed as an inference that these gains, losses or expenses are unusual, infrequent or nonrecurring.

First US Bancshares, Inc. Announces Second Quarter 2020 Results

July 29, 2020

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

OPERATING INCOME – LINKED QUARTERS

(Non-U.S. GAAP Unaudited Reconciliation)

	Quarter Ended
	2020		2019
	June 30,	March 31,	December 31,	September 30,	June 30,
	(Dollars in Thousands)
Net income	$404	$847	$1,209	$1,118	$1,005
Add back:
Provision for income taxes	118	262	381	214	300
Income before income taxes	522	1,109	1,590	1,332	1,305
Add back (subtract) adjustments to net interest income:
Accretion of discount on purchased loans	(226)	(131)	(174)	(180)	(172)
Accretion of premium on purchased time deposits	(5)	(9)	(11)	(21)	(35)
Net adjustments to net interest income	(231)	(140)	(185)	(201)	(207)
Add back (subtract) non-interest adjustments:
Net gain on sales and prepayments of investment securities	(326)	—	(25)	(45)	(9)
Net loss (gain) on sales of foreclosed real estate	5	5	30	19	(3)
Provision for loan and lease losses	850	580	716	883	715
Amortization of core deposit intangible	110	110	110	122	128
Net non-interest adjustments	639	695	831	979	831
Operating income	$930	$1,664	$2,236	$2,110	$1,929

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

First US Bancshares, Inc. Announces Second Quarter 2020 Results

July 29, 2020

		Quarter Ended					Six Months Ended
		2020		2019			2020	2019
		June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$845,747	$788,565	$788,738	$771,930	$777,171
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		1,170	1,280	1,390	1,499	1,621
Tangible assets	(a)	$837,142	$779,850	$779,913	$762,996	$768,115

Total shareholders’ equity		$85,281	$84,332	$84,748	$83,790	$83,748
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		1,170	1,280	1,390	1,499	1,621
Tangible common equity	(b)	$76,676	$75,617	$75,923	$74,856	$74,692

Average shareholders’ equity		$84,953	$84,721	$84,345	$83,991	$82,335	$84,837	$81,472
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		1,224	1,332	1,442	1,556	1,683	1,278	1,750
Average tangible shareholders’ equity	(c)	$76,294	$75,954	$75,468	$75,000	$73,217	$76,124	$72,287

Net income	(d)	$404	$847	$1,209	$1,118	$1,005	$1,251	$2,239
Common shares outstanding (in thousands)	(e)	6,176	6,143	6,158	6,222	6,306

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$12.41	$12.31	$12.33	$12.03	$11.84

Tangible common equity to tangible assets	(b)/(a)	9.16%	9.70%	9.73%	9.81%	9.72%

Return on average tangible common equity (annualized)	(1)	2.13%	4.49%	6.35%	5.92%	5.50%	3.30%	6.25%

(1)	Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)